                                               FILED PURSUANT TO RULE 424(b)(3)
                                                     REGISTRATION NO. 333-70306

PROSPECTUS SUPPLEMENT NO. 1
TO PROSPECTUS DATED OCTOBER 22, 2001

                                 $360,000,000

                              The PMI Group, Inc.
                 2.50% Senior Convertible Debentures due 2021
                                      and
       Shares of Common Stock Issuable Upon Conversion of the Debentures

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   This prospectus supplement supplements information contained in the prospectus dated October 22, 2001 covering the resale by selling securityholders of our 2.50% Senior Convertible Debentures due 2021, or the Debentures, and shares of our common stock issuable upon conversion of the Debentures. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto. The terms of the Debentures are set forth in the prospectus.

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   See "Risk Factors" section beginning on page 6 of the prospectus to read about factors you should consider before purchasing the Debentures or common stock.

   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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   The information in the table appearing under the caption "Selling Securityholders" in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus or in any amendments or supplements thereto, and by superceding the information with respect to persons previously listed in the prospectus or in any amendments or supplements thereto that are listed below:

                               Aggregate Principal  Percentage  Number of Shares
                               Amount of Debentures     of             of
                                Beneficially Owned  Debentures    Common Stock
Name                               and Offered      Outstanding     Offered
----                           -------------------- ----------- ----------------
Banc of America Securities LLC       8,820,000         2.45%         99,877
BTES--Convertible ARB.........       1,000,000            *          11,324
BTPO Growth VS Value..........       3,000,000            *          33,972
CIBC World Markets............       3,325,000            *          37,652
Highbridge International LLC..      26,500,000         7.36%        300,086
McMahan Securities Co. L.P....       4,235,000         1.18%         47,957
Salomon Smith Barney Inc......       8,500,000         2.36%         96,254

   To our knowledge, none of the selling securityholders listed above has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates, except that Banc of America Securities LLC acted as lead underwriter in the initial offering of the Debentures.

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         The date of this prospectus supplement is November 16, 2001.